SUPPLEMENT DATED DECEMBER 19, 1997
                      TO PROSPECTUS DATED NOVEMBER 26, 1997
                             COSTCO COMPANIES, INC.


     The following table sets forth certain information as of December 19, 1997, as to the security ownership of persons not named as Selling Securityholders in the Prospectus dated November 26, 1997, and information reflecting additional securities acquired by Donaldson Lufkin & Jenrette Securities Corp. ("DLJ") since it was named as a Selling Shareholder in the Prospectus. Amounts shown for DLJ are not adjusted for any sales that DLJ may have made pursuant to the Registration Statement of which the Prospectus and this Prospectus Supplement form a part. DLJ has provided and will continue to provide financial advisory services to Costco Companies, Inc. (the "Company") for which DLJ has received customary fees. Hamilton E. James, a Managing Director of DLJ, is a member of the Board of Directors of the Company. Except as set forth for DLJ, none of the Selling Securityholders listed below has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                                                                          Shares of
                                                                Face Amount of           Common Stock
                                                                Notes Owned              Owned Prior
Selling Securityholder                                      Prior to Offering          to Offering(1)

Argent Classic Convertible Arbitrage Fund                      $22,500,000                   255,476
(Bermuda) L.P.

Baptist Health                                                     513,000                     5,824

Black Diamond Ltd.                                               3,297,000                    37,435

Black Diamond Partners, L.P.                                     3,524,000                    40,013

Boston Museum of Fine Arts                                         218,000                     2,475

BT Holdings (New York) Inc.                                      6,500,000                    73,804

Donaldson, Lufkin & Jenrette Securities                         73,770,000 (2)               837,621 (2)
Corporation

Dunham & Associates Fund III                                        62,000                       703

Dunham & Associates Fund II                                        139,000                     1,578

Engineers Joint Pension Fund                                       803,000                     9,117

Highbridge Capital Corp.                                           323,000                     3,667

Natwest Securities                                               2,000,000                    22,709

New York Life Insurance Company                                 30,000,000                   340,635

Nicholas-Applegate Global Growth & Income                          160,000                     1,816
Fund

Nicholas-Applegate Income & Growth Fund                          6,678,000                    75,825

Northwestern Mutual Life Insurance Company                       5,000,000 (3)               130,830 (4)

Rich Yakomin                                                    10,000,000                  113,545

San Diego City Retirement                                        1,597,000                   18,133

San Diego County Convertible                                     6,749,000                   76,631

Silverton International Fund Limited                             2,000,000                   22,709

Strategic Money Management Company, B.V.                         3,000,000                   34,063

TCW Group, Inc.                                                 27,045,000                  307,082

Tribeca Investments, L.L.C.                                     17,990,000                  204,267

Wake Forest University                                           1,247,000                   14,159

Worldwide Transactions Limited                                     356,000                    4,042


     (1) Includes the Shares into which the Notes are convertible.

     (2) Includes securities previously registered.

     (3) Includes $1,000,000 in principal amount held in The Northwestern Mutual
Life Insurance Company Group Annuity Separate Account.

     (4) As the parent of Northwestern Mutual Series Fund, Inc. and affiliate of
Mason Street Funds, Inc., the Selling  Securityholder is the indirect beneficial owner with shared  investment and shared voting power over an additional  74,058 shares of Common Stock.





          The date of this Prospectus Supplement is December 19, 1997.